As filed with the Securities and Exchange Commission on June 3, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________________________________

Comstock Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	65-0955118
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

117 American Flat Road

Virginia City, NV 89440

(Address of Principal Executive Offices) (Zip Code)

Comstock Inc. 2026 Equity Incentive Plan

(Full title of the plan)

Corrado De Gasperis

Chief Executive Officer

Comstock Inc.

117 American Flat Road

Virginia City, NV 89440

(Name and address of agent for service)

(775) 847-4755

(Telephone number, including area code, of agent for service)

With a copy to:

Clyde W. Tinnen, Jr., Esq.

Foley & Lardner LLP

777 E. Wisconsin Avenue

Milwaukee, Wisconsin 53202

(414) 271-2400

________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) will be sent or given to participants in the Comstock Inc. 2026 Equity Incentive Plan, as may be amended from time to time (the “Plan”), of Comstock Inc., a Nevada corporation (the “Company”), by the Company as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the Plan, will be available without charge by contacting the Corporate Secretary of the Company at Comstock Inc., P.O. Box 1118, Virginia City, Nevada 89440, Telephone: (775) 847-5272.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are hereby incorporated by reference in this Registration Statement:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 24, 2026;
●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission on May 7, 2026;
●	Our Current Reports on Form 8-K, filed with the Commission on January 7, 2026, January 21, 2026, January 30, 2026, March 25, 2026, April 1, 2026, and June 1, 2026;
●

the description of our Common Stock contained in our Form 8-K filed with the Commission on March 12, 2025, in lieu of the description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011; and

●	Our proxy statement on Schedule 14A, filed with the Commission on April 10, 2026.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered  have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12(b) of the Exchange Act.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation provide for the indemnification of a present or former director or officer to the fullest extent authorized by Nevada law. Such indemnification shall include, but not necessarily be limited to, expenses, including attorney's fees reasonably incurred or suffered by such officer or director.

Under certain circumstances, Chapter 78 of the NRS also provides for mandatory and discretionary indemnification, as applicable, of any person who is a director, officer, employee or agent of the Company. Nevada law provides that we may indemnify such individuals if they have not have breached their fiduciary duties under Chapter 78 of the NRS or if such person has acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Nevada law also provides that we must indemnify any  person who is a director, officer, employee or agent of the Company, to the extent that the person is successful on the merits or otherwise in the defense of any threatened, pending or completed action, suit or proceeding brought against such person because such person is or was a director, officer, employee or agent of the Company, against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits

Exhibit Number	Description

4.1

Amended and Restated Articles of Incorporation (previously filed with Securities and Exchange Commission on June 2, 2022 as Exhibit 3.1 to the Company's Current Report on Form 8-K (file number 001-35200/film number 22988695) and incorporated herein by reference).

4.2

Amended and Restated Bylaws (previously filed with Securities and Exchange Commission on June 2, 2022 as Exhibit 3.2 to the Company's Current Report on Form 8-K (file number 001-35200/film number 22988695) and incorporated herein by reference).

4.3	Comstock Inc. 2026 Equity Incentive Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement for its 2026 Annual Meeting of Stockholders).

5.1*	Opinion of McDonald Carano LLP.

23.1*	Consent of McDonald Carano LLP (included in Exhibit 5.1).

23.2*	Consent of Assure CPA, LLC.

23.3*	Consent of Behre Dolbear & Company (USA) Inc.

24.1	Powers of Attorney (included on the signature page hereof).

107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia City, State of Nevada, on this 3rd day of June, 2026.

COMSTOCK INC.

By:	/s/ Corrado De Gasperis
Corrado De Gasperis Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Corrado De Gasperis, and each of them individually, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to the registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to the registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in the registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature(s)	Title(s)	Date
/s/ Corrado De Gasperis	Chief Executive Officer and Director (Principal Executive Officer)	June 3, 2026
Corrado De Gasperis

/s/ Judd B. Merrill	Chief Financial Officer (Principal Financial Officer)	June 3, 2026
Judd B. Merrill

/s/ Matthew J. Bieberly	Chief Accounting Officer (Principal Accounting Officer)	June 3, 2026
Matthew J. Bieberly

/s/ Donald A. Colvin	Director	June 3, 2026
Donald A. Colvin

/s/ Leo M. Drozdoff	Director	June 3, 2026
Leo M. Drozdoff

/s/ Walter A. Marting, Jr.	Director	June 3, 2026
Walter A. Marting, Jr.

/s/ William J. Nance	Director	June 3, 2026
William J. Nance

/s/ Steven Y. Pei	Director	June 3, 2026
Steven Y. Pei

/s/ Kristin M. Slanina	Director	June 3, 2026
Kristin M. Slanina

/s/ Robert M. Spence	Director	June 3, 2026
Robert M. Spence